Exhibit 99.1
PRESS RELEASE

Contacts:	For Centuri investors, contact:	For Centuri media information, contact:
	Nate Tetlow	Jennifer Russo
	(480) 851-8426	(602) 781-6958
	Ntetlow@centuri.com	JRusso@Centuri.com
FOR IMMEDIATE RELEASE
May 6, 2026
CENTURI REPORTS FIRST QUARTER 2026 RESULTS, ACHIEVES 76% YEAR-OVER-YEAR GROSS PROFIT GROWTH AND RECORD $6.5 BILLION BACKLOG

PHOENIX, AZ – May 6, 2026 - Centuri Holdings, Inc. (NYSE: CTRI) ("Centuri" or the "Company") today announced financial and operating results for the first quarter ended March 29, 2026. The Company also made available on its website a supplemental strategy presentation, Vision One Centuri, and introduced long-term financial targets, which it will discuss during tomorrow’s conference call.
First Quarter 2026 Results and Highlights
•Achieved quarterly Revenue of $723.2 million, a 31% increase versus the first quarter of 2025
•Produced Gross Profit of $35.8 million, a 76% increase from the same period last year
•Delivered Base Revenue and Base Gross Profit of $688.7 million and $28.0 million, respectively, representing increases of 29% and 96% versus the first quarter of 2025
•Reported Net Loss of $9.5 million, an $8.4 million improvement from the same period last year
•Reported Adjusted Net Loss of $2.0 million, an $8.6 million improvement from the same period last year
•Realized Adjusted EBITDA of $32.6 million, a 34% increase year-over-year
•Secured bookings of $1.3 billion, a mix of 33% new awards and 67% Master Service Agreement (MSA) renewals
•Expanded backlog to a record $6.5 billion, a 44% increase year-over-year

“Our first quarter results reflect tremendous year-over-year growth, meaningful progress mitigating winter seasonality, and continued commercial momentum," said Centuri President & CEO Christian Brown. "We are committed to delivering consistent, predictable results, with safety and high quality customer service remaining paramount. The year is off to a strong start, supported by excellent 2026 revenue coverage, with business development efforts now focused on securing higher margin work and growing the backlog for 2027."

“Today we introduced several long-term financial targets, including a Base Revenue compound annual growth rate of 10% to 15% through 2029 and a Base Gross Profit Margin target of 8.7% to 9.7% by 2029. Centuri is exceptionally well positioned in durable end markets that we expect will provide a long-term tailwind. Our strategy is focused on staying true to our core capabilities and long-standing customer relationships, leveraging well-defined adjacent markets, and selectively pursuing growth initiatives and tuck-in acquisitions. We are also committed to developing a world-class resource delivery program and strengthening our operating and support functions to enable sustainable and profitable growth. We believe Centuri has an attractive growth trajectory and risk profile with a differentiated position in the market, and we look forward to executing on our strategy and delivering value to our stakeholders."

Management Commentary

First quarter 2026 revenue increased by $173.1 million, or 31%, to $723.2 million, and Gross Profit was $35.8 million compared to $20.3 million in the prior year quarter. Revenue growth was broad-based across all segments, with Canadian Operations leading at 51%, followed by U.S. Gas at 44%, Non-Union Electric at 27%, and Union Electric at 16%. Net loss attributable to common stock in the first quarter was $9.5 million compared to a loss of $17.9 million in the prior year. Adjusted Net Loss for the first quarter was $2.0 million, an improvement of $8.6 million, or 81%, compared to the same quarter last year. Adjusted EBITDA in the first quarter was $32.6 million compared to $24.2 million in the prior year quarter, a 34% year-over-year increase.

Base Revenue, Base Gross Profit, and Base Gross Profit Margin are non-GAAP measures that exclude the impact of storm restoration services, which are highly unpredictable. Base Revenue in the first quarter was $688.7 million versus $531.9 million in the prior year quarter, a 29% increase. Base Revenue growth was primarily driven by increased bid work in the U.S. Gas and Union Electric segments, the inclusion of recently acquired Connect Atlantic Utility Services in the Canadian Operations segment, and increased work hours under MSA in the Non-Union Electric segment. Base Gross Profit was $28.0 million in the first quarter, a 96% increase from $14.3 million reported in the same quarter last year. The improvement in Base Gross Profit was primarily driven by actions taken by the Company to geographically diversify and reduce seasonality in the U.S. Gas segment and increased bid work in the Union Electric segment. Gross Profit Margin was 4.9% in the first quarter, while Base Gross Profit Margin increased to 4.1% in the first quarter from 2.7% in the year prior, driven primarily by strong performance in the U.S. Gas and Union Electric segments.

Centuri's Net Debt to Adjusted EBITDA Ratio was 2.7x as of March 29, 2026, which compares to 3.5x as of March 30, 2025.

Commercial Update

During the first quarter of 2026, Centuri secured approximately $1.3 billion in total bookings, representing a book-to-bill ratio of 1.8x. Bookings for the quarter included more than $250 million of new bid awards, approximately $180 million of new or expanded MSA awards and nearly $900 million of MSA renewals. For 2026, the Company is targeting a book-to-bill ratio of 1.1x to 1.2x.

As of quarter-end, Centuri had a backlog of approximately $6.5 billion, a 10% increase from year-end 2025 and a 44% increase from the first quarter last year. The opportunity pipeline remained $13 billion at quarter end.
Full Year 2026 Financial Guidance

The Company reiterates its full year 2026 guidance.

Base Revenue and Base Gross Profit do not include contributions from storm restoration services, which are unpredictable. While storm restoration services remain a key capability of the Company, management believes these non-GAAP measures are more suitable for evaluating fundamental business performance and for comparison purposes.

•Base Revenue of $3.15 to $3.45 billion
•Base Gross Profit of $255 to $285 million

Adjusted EBITDA and Adjusted Net Income are non-GAAP measures that include contributions from storm restoration services. Guidance for these measures and Revenue include estimated contributions from storm restoration services based on three-year (2023-2025) averages of $88 million of storm restoration services revenue and $28 million of storm restoration services gross profit.

•Revenue of $3.24 to $3.54 billion
•Adjusted EBITDA of $280 to $310 million
•Adjusted Net Income of $55 to $75 million

The Company also expects Net Capital Expenditures of $75 to $90 million in 2026.

Please review the year-end investor presentation for more information related to our full year 2026 Guidance and historical storm restoration services contributions.

Long-term Financial Targets

Today, the Company introduced several long-term financial targets and made available on its website a supplemental strategy presentation, Vision One Centuri, that will be discussed on the May 7, 2026 earnings call.

The long-term financial targets include the following 2025-2029 Compound Annual Growth Rates (CAGR):

•Base Revenue: 10% - 15%
•Base Gross Profit: 12% - 19%
•Adjusted EBITDA: 9% - 17%
•Adjusted EPS: 30% - 45%

The Company also provided the following 2029 targets:

•Base Gross Profit Margin: 8.7% - 9.7%
•Net Debt to Adjusted EBITDA Ratio: 1.0x - 2.0x
•Free Cash Flow conversion from Adjusted EBITDA: 40% - 50%

Centuri Holdings, Inc. Supplemental Segment Data (In thousands, except percentages) (Unaudited)
Segment Results

Fiscal three months ended March 29, 2026 compared to the fiscal three months ended March 30, 2025

	Fiscal Three Months Ended				Change
(dollars in thousands)	March 29, 2026		March 30, 2025		$	%
Revenue:
U.S. Gas	$284,499	39.3%	$197,694	35.9%	$86,805	43.9%
Canadian Operations	60,028	8.4%	39,784	7.2%	20,244	50.9%
Union Electric	204,069	28.2%	175,468	31.9%	28,601	16.3%
Non-Union Electric	174,578	24.1%	137,135	25.0%	37,443	27.3%
Consolidated revenue	$723,174	100.0%	$550,081	100.0%	$173,093	31.5%
Gross profit (loss):
U.S. Gas	$(6,335)	(2.2%)	$(14,856)	(7.5%)	$8,521	NM
Canadian Operations	9,100	15.2%	7,079	17.8%	2,021	28.5%
Union Electric	18,234	8.9%	11,813	6.7%	6,421	54.4%
Non-Union Electric	14,759	8.5%	16,292	11.9%	(1,533)	(9.4%)
Consolidated gross profit	$35,758	4.9%	$20,328	3.7%	$15,430	75.9%
NM — Percentage is not meaningful

Conference Call Information

Centuri will conduct a conference call on Thursday, May 7, 2026 at 10:00 AM ET / 7:00 AM PT to discuss its first quarter, other business highlights, and long-term strategy and financial targets. The conference call will be webcast live on the Company's investor relations (IR) website at https://investor.centuri.com. The conference call can also be accessed via phone by dialing (800) 715-9871, or for international callers, (646) 307-1963. An investor presentation and separate Vision One Centuri presentation are also available on the IR website. The earnings call will also be archived on the IR website and a replay of the call will be available by dialing (800) 770-2030 in the U.S., or (647) 362-9199 internationally and entering passcode 9636985#. The replay dial-in feature will be made available one hour after the call’s conclusion and will be active for one month.

About Centuri

Centuri Holdings, Inc. is a strategic utility and energy infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. The specific forward-looking statements made herein include (without limitation) statements regarding sustaining our growth trajectory in 2026; our ability to strengthen our operating and support functions, to achieve sustainable growth; our expectations around the North American energy infrastructure industry and the market for bid project activity; our ability to achieve a book-to-bill ratio of 1.1x to 1.2x in 2026; the number ranges presented in our Full Year 2026 Financial Guidance; and the number ranges presented in our Long-term Financial Targets. A number of important risks, uncertainties and other factors affecting the business and financial results of Centuri could cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, capital market risks and the impact of general economic or industry conditions and those detailed from time to time in Centuri’s reports filed with the U.S. Securities and Exchange Commission, including Item 1A. Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. The statements in this press release are (i) made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise, and (ii) based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Except to the extent required by applicable law, Centuri does not assume any obligation to update or revise the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Backlog

Backlog represents contracted revenue on existing bid agreements as well as estimates of revenue to be realized over the contractual life of existing long-term MSAs. The contractual life of an MSA is defined as the stated length of the contract including any renewal options stated in the contract that we believe our customers are reasonably certain to execute.

Book-to-bill Ratio

Book-to-bill ratio represents the ratio of total bookings in a period to total revenue recognized in the same period.

Opportunity Pipeline

Opportunity pipeline represents our current unweighted bids and opportunities tracked in our sales database.

Centuri Holdings, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share information) (Unaudited)

	Fiscal Three Months Ended
	March 29, 2026	March 30, 2025
Revenue	$699,936	$528,972
Revenue, related party - former parent	23,238	21,109
Total revenue, net	723,174	550,081
Cost of revenue (including depreciation)	665,251	509,377
Cost of revenue, related party - former parent (including depreciation)	22,165	20,376
Total cost of revenue	687,416	529,753
Gross profit	35,758	20,328
Selling, general and administrative expenses	32,698	26,375
Amortization of intangible assets	7,802	6,666
Operating loss	(4,742)	(12,713)
Interest expense, net	12,435	17,862
Other expense, net	80	480
Loss before income taxes	(17,257)	(31,055)
Income tax benefit	(7,772)	(13,131)
Net loss	(9,485)	(17,924)
Net income attributable to noncontrolling interests	42	13
Net loss attributable to common stock	$(9,527)	$(17,937)

Loss per share attributable to common stock:
Basic	$(0.09)	$(0.20)
Diluted	$(0.09)	$(0.20)
Shares used in computing loss per share:
Weighted average basic shares outstanding	100,789	88,518
Weighted average diluted shares outstanding	100,789	88,518

Centuri Holdings, Inc. Condensed Consolidated Balance Sheets (In thousands, except share information) (Unaudited)

	March 29, 2026	December 28, 2025
ASSETS
Current assets:
Cash and cash equivalents	$60,337	$126,630
Accounts receivable, net	353,054	314,665
Contract assets	347,823	395,126
Prepaid expenses and other current assets	44,337	44,954
Total current assets	805,551	881,375
Property and equipment, net	462,797	466,842
Intangible assets, net	334,748	343,243
Goodwill, net	393,770	395,671
Right-of-use assets under finance leases	22,578	24,446
Right-of-use assets under operating leases	178,783	176,449
Other assets	123,403	119,680
Total assets	$2,321,630	$2,407,706
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Current portion of long-term debt	$29,744	$29,543
Current portion of finance lease liabilities	7,103	7,459
Current portion of operating lease liabilities	32,603	30,345
Accounts payable	141,568	193,572
Accrued expenses and other current liabilities	159,200	184,964
Contract liabilities	58,428	50,510
Total current liabilities	428,646	496,393
Long-term debt, net of current portion	609,160	616,871
Line of credit	89,676	91,201
Finance lease liabilities, net of current portion	7,475	9,150
Operating lease liabilities, net of current portion	153,840	153,540
Deferred income taxes	77,969	78,365
Other long-term liabilities	86,785	83,793
Total liabilities	1,453,551	1,529,313
Temporary equity:
Redeemable noncontrolling interests	5,974	5,424
Equity:
Common stock, $0.01 par value, 850,000,000 shares authorized, 100,844,515 and 100,724,862 shares issued and outstanding at March 29, 2026 and December 28, 2025, respectively.	1,008	1,007
Additional paid-in capital	1,008,783	1,007,746
Accumulated other comprehensive loss	(9,748)	(7,373)
Accumulated deficit	(137,938)	(128,411)
Total equity	862,105	872,969
Total liabilities, temporary equity and equity	$2,321,630	$2,407,706

Centuri Holdings, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Three Months Ended
	March 29, 2026	March 30, 2025
Net cash (used in) provided by operating activities	$(35,038)	$16,676
Cash flows from investing activities:
Capital expenditures	(20,234)	(24,362)
Proceeds from sale of property and equipment	1,629	1,154
Purchase of equity method investment	(2,000)	—
Net cash used in investing activities	(20,605)	(23,208)
Cash flows from financing activities:
Proceeds from line of credit borrowings	5,833	39,756
Payment of line of credit borrowings	(5,833)	(55,544)
Principal payments on long-term debt	(7,850)	(7,876)
Principal payments on finance lease liabilities	(1,964)	(2,648)
Other	(685)	(931)
Net cash used in financing activities	(10,499)	(27,243)
Effects of foreign exchange translation	(175)	11
Net decrease in cash and cash equivalents	(66,317)	(33,764)
Cash, cash equivalents, and restricted cash, beginning of period	128,059	49,019
Cash, cash equivalents, and restricted cash, end of period	$61,742	$15,255

Non-GAAP Financial Measures

We prepare and present our financial statements in accordance with GAAP. However, management believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per share ("Adjusted EPS"), Net Debt to Adjusted EBITDA Ratio, Base Revenue, Base Gross Profit, Base Gross Profit Margin, and Free Cash Flow conversion from Adjusted EBITDA, all of which are measures not presented in accordance with GAAP, provide investors with additional useful information in evaluating our performance. We use these non-GAAP measures internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of these non-GAAP measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparisons of results. Management also believes that providing these non-GAAP measures helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters. Because these non-GAAP measures, as defined, exclude some, but not all, items that affect comparable GAAP financial measures, these non-GAAP measures may not be comparable to similarly titled measures of other companies.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for (i) non-cash stock-based compensation and (ii) separation-related costs. Adjusted EBITDA Margin is defined as the percentage derived from dividing Adjusted EBITDA by revenue. Management believes that EBITDA helps investors gain an understanding of the factors affecting our ongoing cash earnings from which capital investments are made and debt is serviced, and that Adjusted EBITDA provides additional insight by removing certain expenses that are non-recurring and/or non-operational in nature. Management believes that Adjusted EBITDA Margin is useful for the same reason as Adjusted EBITDA, and also provides an additional understanding of how Adjusted EBITDA is impacted by factors other than changes in revenue.

Net Debt to Adjusted EBITDA Ratio is calculated by dividing net debt as of the latest balance sheet date by the trailing twelve months of Adjusted EBITDA. Management believes this ratio helps investors understand our leverage. Net debt is defined as the sum of all bank debt on the balance sheet and finance lease liabilities, net of cash.

Adjusted Net Income (Loss) is defined as net income (loss) adjusted for (i) separation-related costs, (ii) amortization of intangible assets, (iii) non-cash stock-based compensation and (iv) the income tax impact of adjustments that are subject to tax, which is determined using the incremental statutory tax rates of the jurisdictions to which each adjustment relates for the respective periods. Management believes that Adjusted Net Income (Loss) helps investors understand the profitability of our business when excluding certain expenses that are non-recurring and/or non-operational in nature. Adjusted EPS is defined as Adjusted Net Income (Loss) divided by weighted average diluted shares outstanding.

Base Revenue is defined as total revenue, net adjusted to exclude revenue attributable to storm restoration services. Base Gross Profit is defined as gross profit adjusted to exclude gross profit attributable to storm restoration services. Base Gross Profit Margin is calculated by dividing Base Gross Profit by Base Revenue. Revenue derived from storm restoration services varies from period to period due to the unpredictable nature of weather-related events, and when this type of work is performed, it typically generates a higher profit margin than base infrastructure services projects due to higher contractual hourly rates given the nature of services provided and improved operating efficiencies related to equipment utilization and absorption of fixed costs. While storm restoration services remain a key capability of the Company, Management believes these non-GAAP measures are more suitable disclosures for evaluating fundamental business performance and for comparison purposes.

Free Cash Flow is defined as cash flow from operations less net capital expenditures. Net capital expenditures is defined as capital expenditures, net of proceeds from sale of property and equipment. Free Cash Flow conversion is defined as Free Cash Flow divided by Adjusted EBITDA. Management believes Free Cash Flow conversion from Adjusted EBITDA helps evaluate what proportion of our cash earnings remain available for capital investments and debt service.

Using EBITDA as a performance measure has material limitations as compared to net loss, or other financial measures as defined under GAAP, as it excludes certain recurring items, which may be meaningful to investors. EBITDA excludes interest expense net of interest income; however, as we have borrowed money to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and can affect our ability to generate revenue and returns for our stockholders. Further, EBITDA excludes depreciation and amortization; however, as we use capital and intangible assets to generate revenue, depreciation and amortization are necessary elements of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. As a result of these exclusions from EBITDA, any measure that excludes interest expense net of interest income, depreciation and amortization and income taxes has material limitations as compared to net loss. When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net loss in each period, to allow for the comparison of the performance of the underlying core operations with the overall performance of the Company on a full-cost, after-tax basis.

As to certain of the items related to these non-GAAP measures: (i) non-cash stock-based compensation varies from period to period due to changes in the estimated fair value of performance-based awards, forfeitures and amounts granted and (ii) separation-related costs represent expenses incurred post-IPO in connection with the separation and stand up of Centuri as its own public company, including costs incurred in association with Southwest Gas Holdings’ sale of its holdings of our common stock, which are not reflective of our ongoing operations and will not recur following the full separation from Southwest Gas Holdings. The most comparable GAAP financial measure and information reconciling the GAAP and non-GAAP financial measures are set forth below. We are unable to provide reconciliations for forward-looking non-GAAP measures without unreasonable efforts due to our inability to project non-recurring expenses and events. Such items could have a substantial impact on GAAP measures of the Company's financial performance.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

The most comparable GAAP financial measure and information reconciling the GAAP and non-GAAP financial measures are set forth below.

	Fiscal Three Months Ended
(dollars in thousands)	March 29, 2026	March 30, 2025
Net loss	$(9,485)	$(17,924)
Interest expense, net	12,435	17,862
Income tax benefit	(7,772)	(13,131)
Depreciation expense	27,359	27,557
Amortization of intangible assets	7,802	6,666
EBITDA	30,339	21,030
Non-cash stock-based compensation	2,231	1,587
Separation-related costs	—	1,611
Adjusted EBITDA	$32,570	$24,228
Adjusted EBITDA Margin (% of revenue)	4.5%	4.4%

	Fiscal Three Months Ended
(dollars in thousands)	March 29, 2026	March 30, 2025
Net loss	$(9,485)	$(17,924)
Separation-related costs	—	1,611
Amortization of intangible assets	7,802	6,666
Non-cash stock-based compensation	2,231	1,587
Income tax impact of adjustments(1)	(2,509)	(2,466)
Adjusted Net Loss	$(1,961)	$(10,526)
(1)Calculated based on a blended statutory tax rate of 25%.

	Fiscal Three Months Ended
(dollars per share)	March 29, 2026	March 30, 2025
Diluted loss per share attributable to common stock	$(0.09)	$(0.20)
Separation-related costs	—	0.02
Amortization of intangible assets	0.07	0.07
Non-cash stock-based compensation	0.02	0.02
Income tax impact of adjustments	(0.02)	(0.03)
Adjusted EPS	$(0.02)	$(0.12)

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

(dollars in thousands, except Net Debt to Adjusted EBITDA Ratio)	March 29, 2026	March 30, 2025
Debt
Current portion of long-term debt	$29,744	$28,932
Current portion of finance lease liabilities	7,103	8,558
Long-term debt, net of current portion	609,160	724,723
Line of credit	89,676	97,820
Finance lease liabilities, net of current portion	7,475	13,135
Total debt	$743,158	$873,168
Less: Cash and cash equivalents	(60,337)	(15,255)
Net debt	$682,821	$857,913

Trailing twelve month Adjusted EBITDA	$257,357	$242,282
Net Debt to Adjusted EBITDA Ratio (1)	2.7	3.5
(1)This Net Debt to Adjusted EBITDA Ratio may differ slightly from the net leverage ratio calculated for the purposes of the revolving credit facility.

	Fiscal Three Months Ended
(dollars in thousands)	March 29, 2026	March 30, 2025
Total revenue, net	$723,174	$550,081
Less: Storm restoration services revenue	(34,480)	(18,152)
Base Revenue	$688,694	$531,929

	Fiscal Three Months Ended
(dollars in thousands)	March 29, 2026	March 30, 2025
Gross profit	$35,758	$20,328
Less: Storm restoration services gross profit	(7,711)	(6,014)
Base Gross Profit	$28,047	$14,314
Base Gross Profit Margin	4.1%	2.7%